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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                       Ohio State Financial Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  677911 10 9
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                                 (CUSIP Number)

                                December 31, 2000
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [x]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.   677911 10 9                  13G
         -------------------

           ---------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William E. Reline
           ---------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                (a) [ ]
                                                                (b) [ ]
           ---------------------------------------------------------------------
    3      SEC USE ONLY

           ---------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
           ---------------------------------------------------------------------
                              5     SOLE VOTING POWER
                                    8,006
        NUMBER OF                   --------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY                  --------------------------------------------
          OWNED                     19,532
         BY EACH                    --------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH                      8,006
                                    --------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    19,532
                                    --------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,538
           ---------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           ---------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.5%

           ---------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
           ---------------------------------------------------------------------



Item 1(a).               Name of Issuer:
---------


                                       5

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                         Ohio State Financial Services, Inc.

Item 1(b).               Address of Issuer's Principal Executive Offices:
---------
                         435 Main Street
                         Bridgeport, Ohio  43912

Item 2(a).               Name of Person Filing:
---------
                         William E. Reline

Item 2(b).               Address of Principal Business Office or, if none,
---------
                         Residence:
                         69357 Sunset Heights
                         Bridgeport, Ohio  43912

Item 2(c).               Citizenship:
---------
                         United States

Item 2(d).               Title and Class of Securities:
---------
                         Common Stock

Item 2(e).               CUSIP Number
----------
                         677911 10 9

Item 3.                  If this statement is filed pursuant to Rules 13d-1(b),
------- or 13d-2(b) or (c), check whether the person filing is a:

                         (a)    [   ]   Broker or Dealer registered under
                                        Section 15 of the Act (15 U.S.C. 78o).

                         (b)    [   ]   Bank as defined in section 3(a)(6) of
                                        the Act (15 U.S.C. 78c).

                         (c)    [   ]   Insurance Company as defined in
                                        section 3(a)(19) of the Act (15 U.S.C.
                                        78c).

                         (d)    [   ]   Investment Company registered under
                                        section 8 of the Investment Company
                                        Act of 1940 (15 U.S.C. 80a-8).

                         (e)    [   ]   An investment adviser in accordance
                                        with section 240.13d-1(b)(1)(ii)(E).

                         (f)    [   ]   An employee benefit plan or endowment
                                        fund in accordance with section
                                        240.13d-1(b)(1)(ii)(F).


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                         (g)    [   ]   A parent holding company or control
                                        person in accordance with section
                                        240.13d-1(b)(1)(ii)(G).

                         (h)    [   ]   A savings association as defined in
                                        Section 13(b) of the Federal Deposit
                                        Insurance Act (12 U.S.C. 1813).

                         (i)    [   ]   A church plan that is excluded from the
                                        definition of an investment company
                                        under Section 3(c)(14) of the
                                        Investment Company Act of 1940 (15
                                        U.S.C. 80a-3).

                         (j)    [   ]   A group, in accordance
                                        with section 240.13d-1(b)(1)(ii)(J).


Item 4.                  Ownership:
-------

                         (a)     Amount Beneficially Owned:

                                 27,538

                         (b)     Percent of Class:

                                 5.5%

                         (c)     Number of shares as to which such person has:

                                 (i)     sole power to vote or to direct the
                                         vote:  8,006

                                 (ii) shared power to vote or to direct the vote: 19,532

                                 (iii) sole power to dispose or to direct the disposition of: 8,006

                                 (iv)    shared power to dispose or to direct
                                         the disposition of:  19,532

Item 5.                  Ownership of Five Percent or Less of a Class:
------
                         Inapplicable

Item 6.                  Ownership of More Than Five Percent on Behalf of
-------                  Another Person:

                         Inapplicable

Item 7.                  Identification and Classification of the Subsidiary
------- Which Acquired the Security Being Reported on by the Parent Holding Company:

                         Inapplicable

                                       7

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Item 8.                  Identification and Classification of Members of the
-------                  Group:

                         Inapplicable

Item 9.                  Notice of Dissolution of Group:
------
                         Inapplicable

Item 10.                 Certification:
-------
                         Inapplicable

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2001               /s/ William E. Reline
                                       ---------------------
                                       William E. Reline



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